Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is hereby made by and between Scott A. Cisel, on behalf of himself, his spouse, beneficiaries, heirs, agents, successors, assigns, dependents, and anyone acting on his behalf (collectively referred to throughout this Agreement as “Cisel”), and Ameren Illinois Company, on behalf of itself, its parent, subsidiaries, divisions, affiliate companies, successors, predecessors, directors, officers, shareholders, employees, agents and anyone acting for it (collectively referred to throughout this Agreement as “Ameren”). This Agreement shall be effective on the later of September 1, 2012 or the eighth day following the date Cisel signs this Agreement if Cisel does not revoke it before then (the “Effective Date”).

WHEREAS, Cisel’s employment with Ameren has terminated effective as of June 12, 2012;

WHEREAS, Cisel acknowledges that Ameren’s obligations under this Agreement are conditioned upon Cisel’s timely execution, without revocation, of a waiver and release of claims against Ameren;

WHEREAS, Cisel acknowledges that this Agreement provides for consideration to which Cisel would not otherwise be entitled in the event of his separation from employment from Ameren; and

WHEREAS, in consideration of the mutual promises contained herein, Cisel voluntarily enters into this Agreement and Ameren is willing to enter this Agreement, upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, and intending to be legally bound, the parties hereto agree as follows:

1. Separation Pay and Equity Rights. Provided that Cisel abides by all of Cisel’s obligations under Section 3, then on the conditions that (i) on or within 21 days after receiving this Agreement Cisel signs, dates and returns the Agreement and (ii) Cisel does not revoke the signed Agreement, Ameren agrees to provide the following pay and equity rights.

(a) Compensation. Ameren shall pay Cisel a lump sum payment of $600,000, less applicable withholding, as soon as practicable after the Effective Date. A second lump sum payment of $400,000, less applicable withholding, shall be made in August 2013. Under Internal Revenue Code Section 409A, each lump sum payment shall be treated as a separate payment. In the event of his death before full payment has been made, payment of any outstanding payments shall be made to Cisel’s surviving spouse when otherwise due. In the event of the death of Cisel’s surviving spouse before payment is made, payment will be made to her estate.

(b) Equity. Notwithstanding the last paragraph of Section 5 in the Performance Share Unit Award Agreements effective January 1, 2010, January 1, 2011 and January 1, 2012 (collectively, “Awards”), Cisel shall become vested in all outstanding Awards, on a prorata basis, in accordance with Section 5(d)(i) of each Award Agreement. All other provisions regarding the Awards shall remain in full force and effect. Ameren shall pay Cisel pursuant to the 2008 Performance Share Unit Award Agreement (“2008 Award”) the award units that have vested as of his termination. The number of performance share award units vested based upon the 2008 Award is Five Thousand Four Hundred Eighty-six (5486). Cisel acknowledges that he has no other additional rights to any other equity previously granted to him.

2. Indemnification.

(a) Cisel’s Indemnification. Cisel agrees to indemnify and hold harmless Ameren, its affiliates and their respective directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Cisel or (ii) any breach by Cisel of the covenants contained in this Agreement.

(b) Ameren’s Indemnification. Ameren agrees to indemnify and hold harmless Cisel from and against all taxes, losses, damages, liabilities, costs and expenses, including attorneys’ fees and other legal expenses, arising directly from or in connection with (i) any negligent, reckless or intentionally wrongful act of Ameren, its affiliates or their respective employees or agents (other than Cisel) or (ii) any breach by Ameren, its affiliates or their employees or agents of any of the covenants contained in this Agreement.

3. Cisel’s Obligations. Cisel agrees that for the respective periods expressed below, he will comply with the following provisions:

(a) Non-Compete. The restrictions set forth in this subsection (a) shall apply to Missouri and Illinois. Cisel agrees that for the two year period beginning on his termination of employment of June 12, 2012, Cisel will not, directly or indirectly, either as an employee or a member of a partnership, or as an employee, sponsor, promoter, stockholder (except for publicly traded corporations), officer or director of a corporation or other business entity, or otherwise own (other than a 5% or less ownership interest in a publicly traded company), manage, operate, contract, be employed by, participate in, or be connected in any manner with the ownership, management, operation or control of any business, whether foreign or domestic, which competes with the business conducted by Ameren and the energy or products produced and services provided by Ameren without the prior express written consent of the Chief Executive Officer of Ameren. For the same two year period, Cisel will not, directly or indirectly, on behalf of himself or any other person, company or entity, engage in conduct adverse to the interests of Ameren.

(b) Non-Solicitation of Employees. Cisel agrees that for the two- year period beginning on his termination of employment of June 12, 2012, Cisel, directly or indirectly, will not, nor will he assist any third party to, directly or indirectly (i) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Ameren or any person who was an employee or independent contractor of Ameren during the 24 months preceding June 13, 2012 to leave the employ of or terminate a relationship with Ameren; (ii) interfere with the performance of any such persons of their duties for Ameren; or (iii) communicate with any such persons for the purposes described in this subsection.

(c) Confidential Information. Cisel acknowledges that, by virtue of his employment with Ameren, he has had access to and/or received trade secrets and other confidential and proprietary information and material with regard to Ameren’s business that is not generally available to the public, which has been developed or acquired by Ameren at considerable effort and expense and which Ameren has made efforts to maintain as confidential (hereinafter “Confidential Information”). Confidential Information includes information about Ameren’s business plans and strategy, legislative strategy, finances, marketing, management, processes, tools, mechanisms, and data, which are utilized in its business operations. Confidential Information shall not be considered generally available to the public if Cisel or others improperly reveal such information to the public without Ameren’s express written consent and/or in violation of an obligation of confidentiality to Ameren. Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to Ameren, Cisel agrees (i) to hold the Confidential Information in strictest confidence and to apply his best efforts to protect such Confidential Information (including, without limitation, taking at least that level of precaution Cisel employs with respect to his most confidential materials), (ii) to maintain any such Confidential Information or any information derived therefrom wholly separate from information provided to Cisel by any third party or belonging thereto, (iii) not to disclose, directly or indirectly, any such Confidential Information or any information derived therefrom to any third person (except employees of or consultants to Ameren, subject to the conditions stated below), (iv) not to take any such Confidential Information into the facilities of any third party, (v) not to copy, engineer or reverse engineer any such Confidential Information, and (vi) not to otherwise use such Confidential Information for his own benefit or the benefit of others, without the prior written consent of Ameren. Cisel shall notify Ameren in writing immediately upon the occurrence of any unauthorized release or other breach of this Section 3(c) of which Cisel is aware. In the event Cisel receives a subpoena or court order requiring the release of any Confidential Information, Cisel will notify Ameren’s Legal Department sufficiently in advance of the date for the disclosure of such information in order to enable Ameren to contest the subpoena or court order, and Cisel agrees to cooperate with the Company in any related proceeding involving the release of any Confidential Information.

(d) Third Party Confidential Information. Cisel recognizes that Ameren has received from third parties their confidential or proprietary information subject to a duty on Ameren’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Cisel agrees that Cisel owes Ameren and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or an affiliate consistent with their respective agreements with such third party.

(e) Non-Disparagement. Cisel agrees that he will not make or publish any statements or comments that disparage or injure the reputation or goodwill of Ameren, or any of its or their respective officers or directors (whether the director was a member of the Board of Directors at the time of Cisel’s termination of employment with Ameren or as of the date this Agreement is executed), or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring the reputation or goodwill of Ameren, or any of its affiliates, or any of its or their respective officers or directors; provided, however, nothing herein will prevent Cisel from providing any information that may be compelled by law. Ameren’s Senior Vice President General Counsel and Secretary will instruct its senior officers on Ameren’s Executive Leadership Team and directors (whether the director was a member of the Board of Directors at the time of Cisel’s termination of employment with Ameren or as of the date this Agreement is executed) to not make or publish any statements or comments that disparage Cisel or injure Cisel’s reputation or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring Cisel’s reputation; provided, however, nothing herein will prevent Ameren and/or such senior officers and directors from providing any information that may be compelled by law or Ameren’s policies. Ameren’s Chairman, President and CEO Thomas Voss will not make or publish any statements or comments that disparage Cisel or injure Cisel’s reputation or otherwise make any oral or written statements that a reasonable person would expect at the time such statement is made to likely have the effect of diminishing or injuring Cisel’s reputation; provided, however, nothing herein will prevent Ameren and/or such senior officers and directors from providing any information that may be compelled by law or Ameren’s policies.

(f) Return of Ameren Property. Cisel agrees that as of the Effective Date, he shall return to Ameren all property and information belonging to Ameren in accordance with Ameren’s separation policies, including but not limited to, project files, keys, reports, customer lists, credit cards, computers, office supplies, pagers, mobile devices and printers.

(g) Ameren Relief. Cisel acknowledges and agrees that the obligations set forth in Section 3(a)-(e) above are necessary to protect Ameren’s legitimate business interests, that breach of any of these obligations would cause irreparable harm to Ameren justifying the awarding of injunctive relief against Cisel as well as other remedies, and that he is agreeing to the obligations in Section 3(a)-(e) above because of the substantial consideration he is receiving hereunder.

(h) Discontinuation of Payments. Cisel agrees that if it is determined by an arbitrator under the process outlined in Paragraph 21 that he has breached any of the obligations set forth in Section 3(a)-(e) above, then (i) Ameren has the right to discontinue and not provide any outstanding pay and/or to cancel any equity not yet settled that Cisel would otherwise not have been eligible to receive but for this Agreement and (ii) Cisel shall be obligated to pay Ameren liquidated damages in the amount of $325,000. In the event Ameren files a claim for arbitration of a breach or threatened breach, Ameren has the right to suspend any payment and will place any amounts owed in escrow with an escrow agent of its choice and under the terms and conditions it determines and with interest. Such amounts will remain in escrow until the process outlined in Paragraph 21 has completed; in the event Cisel prevails, such amount in escrow and the accumulated interest will be paid to Cisel. Cisel acknowledges and agrees that a breach by Cisel of any of the provisions of Section 3(a)-(e) above will cause irreparable damage to Ameren for which monetary damages alone will not constitute an adequate remedy. In the event of such breach or threatened breach, Ameren shall be entitled as a matter of right (without being required to prove damages or furnish any bond or other security) to obtain a restraining order, an injunction, an order of specific performance, or other equitable or extraordinary relief from any court of competent jurisdiction restraining any further violation of such provisions by Cisel or requiring Cisel to perform Cisel’s obligations hereunder, and will additionally be entitled to an award of attorneys’ fees incurred in connection with securing any relief hereunder. Such right to equitable or extraordinary relief shall not be exclusive but shall be in addition to all other rights and remedies to which Ameren may be entitled at law or in equity, including without limitation the right to recover monetary damages for the breach by Cisel of any of the provisions of this Agreement.

4. Waiver and Release. In consideration for the pay and/or benefits and other consideration set forth in the Agreement, Cisel hereby waives, releases and forever discharges Ameren from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have or could be asserted against Ameren arising out of or related to Cisel’s employment with and/or termination of employment with Ameren and/or any other occurrence up to and including the date of this Agreement, including, but not limited to:

(a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, Worker Adjustment and Retraining Notification Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes or ordinances (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c) any other claim whatsoever including, but not limited to, claims for severance pay under any voluntary or involuntary severance/separation plan, policy or program maintained by Ameren, claims for bonuses, claims for expense reimbursement, claims for attorneys’ fees, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with Ameren; and/or

(d) claims that Ameren violated its personnel policies, handbook, or any implied or express contract of employment; and/or

(e) claims under the Lilly Ledbetter Fair Pay Act, including claims that Cisel has been adversely affected by the application of a discriminatory compensation decision or other discriminatory practice.

5. Exclusions for Waiver and Release. Excluded from the Waiver and Release contained in Section 4 above are any claims or rights which cannot be waived by law, including Cisel’s rights to accrued vacation. Nothing in this Agreement shall be construed to prohibit

Cisel from filing a charge with an administrative agency, including the Equal Employment Opportunity Commission. Cisel is, however, waiving all rights to recover money or other individual relief in connection with any administrative charge, whether filed by Cisel or another individual or entity. Notwithstanding anything to the contrary, nothing in this Agreement is intended to release or waive any right Cisel has, or may have in the future, to indemnity, defense or other rights as an officer, employee or agent of Ameren pursuant to its directors and officers insurance that covers Cisel.

6. Covenant Not To Sue. In addition to and apart from the Waiver and Release contained in Section 4 above, Cisel also agrees never to sue Ameren or become party to a lawsuit on the basis of any claim of any type whatsoever arising out of or related to his employment with and/or retirement from Ameren, other than legal action (i) to challenge this Agreement under the ADEA, or (ii) to enforce the payment of the pay and/or benefits under this Agreement.

7. Consequences of Breach of Covenant Not to Sue. Cisel further acknowledges and agrees that if he breaches the provisions of Section 4 above, then he shall be obligated to pay to Ameren its costs and expenses in enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees). Alternatively, at Ameren’s option: (i) Ameren shall not be obligated to continue payment of the pay and/or benefits under this Agreement to Cisel, and (ii) Cisel shall be obligated upon demand to repay to Ameren all but $15,000.00 of pay and/or benefit paid or made available to Cisel. Cisel further agrees that the covenants in this Section 7 shall not affect the validity of this Agreement and shall not be deemed to be a penalty nor a forfeiture.

8. Further Release And Acknowledgement. To the extent permitted by law, Cisel further waives his right to any monetary recovery should the Equal Employment Opportunity Commission or any other federal, state, or local administrative agency pursue any claims on his behalf arising out of or related to his employment with and/or separation from employment with Ameren. Cisel also acknowledges that he has not suffered any on-the-job injury for which he has not already filed a claim.

9. ADEA Claims. Among the claims being waived and released by Cisel are any and all claims under the federal Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefit Protection Act of 1990 (“OWBPA”). Pursuant to the requirements of the ADEA and OWBPA, Cisel acknowledges that:

(i) This Agreement is written in a manner that is understood by Cisel, that he in fact understands the Waiver and Release in Section 5, and that he understands the entire Agreement;

(ii) Except as provided in Section 7, he knowingly, voluntarily and expressly intends to waive and release claims under the ADEA;

(iii) He is not waiving rights or claims that may arise after the date this Agreement is executed;

(iv) He is receiving valuable benefits and consideration under this Agreement that he is not already entitled to receive;

(v) He has been and is being encouraged by Ameren to consult with an attorney prior to executing this Agreement;

(vi) He has up to 21 days within which to consider this Agreement and its Waiver and Release before signing the Agreement;

(vii) He has seven days following the execution of this Agreement to revoke the Agreement; and

(viii) He has been advised that this Agreement shall not become effective or enforceable and the consideration set forth in Section 1 of this Agreement shall not be paid if Cisel exercises his right to revoke this Agreement.

10. Cooperation and Disclosure of Information. Cisel further agrees that he shall make himself available to Ameren to provide reasonable cooperation and assistance to Ameren with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning Ameren, and to provide to Ameren, if requested, information relating to ongoing matters of interest to Ameren so long as (i) Ameren takes into consideration his personal and business commitments, will give him as much advance notice as reasonably possible, and ask that he be available only at such time or times as are reasonably convenient to himself and Ameren and (ii) Ameren reimburses him for the actual out-of-pocket expenses he incurs as a result of complying with this provision, subject to his submission to Ameren of documentation substantiating such expenses as Ameren may require. Cisel has had the opportunity to and has met with the Company to discuss and disclose any health, safety, compliance or regulatory issue of which he is aware. He has confirmed that there are none.

11. Cooperation with Federal and State Agencies. Nothing in this Separation Agreement shall be construed to prohibit Cisel from reporting, communicating or cooperating with any appropriate federal or state government or regulatory agencies regarding the health, safety, compliance or regulatory issues, and shall not be construed to prohibit Cisel from participating in any way as a witness or claimant in any state or federal administrative, judicial or legislative proceeding or investigation with respect to any of the matters identified in this Separation Agreement.

12. No Admission of Liability. This Agreement does not constitute, is not intended to be, and shall not be construed, interpreted or treated in any respect, for any purpose whatsoever, as being an admission of liability or wrongdoing by Ameren.

13. No Duty to Mitigate. Cisel will be under no obligation to seek other employment or otherwise mitigate the obligations of Ameren hereunder.

14. Complete Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof; supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof; and resolves all matters, claims and disputes between the parties. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party will be bound by or be liable for any alleged representation, promise or inducement not so set forth.

15. Amendment. This Agreement may be amended only in a writing signed by both parties.

16. Waiver. The waiver by Ameren of a breach of any provision of this Agreement by Cisel shall not operate or be construed as a waiver of any subsequent breach by Cisel. The waiver by Cisel of a breach of any provision of this Agreement by Ameren shall not operate or be construed as a waiver of any subsequent breach by Ameren.

17. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

18. Nonalienation of Benefits. Cisel shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

19. Attorneys’ Fees. Cisel and Ameren agree that in any court, arbitration or other dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys’ fees and costs incurred by it or him in connection with resolution of the dispute in question in addition to any other relief granted thereby.

20. Complete Payment. Except as provided under the applicable provisions of Section 1, Cisel shall not be entitled to receive any other payments or benefits from Ameren due to the termination of Cisel’s employment, including, but not limited to, any employee benefits under any of Ameren’s employee benefits plans or arrangements (other than at Cisel’s expense under COBRA or pursuant to the written terms of any employee benefit plan in which Cisel is a participant in which Ameren may have in effect from time to time) or any severance benefits.

21. Arbitration. Other than disputes pertaining to rights Cisel may have under an employee benefit plan of Ameren, any dispute regarding any aspect of Cisel’s termination of employment from Ameren or this Agreement, or any act which allegedly has or would violate any provision of this Agreement (“Arbitrable Claim”), will be exclusively submitted to arbitration before a neutral arbitrator. If Ameren and Cisel (the “Parties”) are unable to agree upon a neutral arbitrator, the Parties will obtain a list of five arbitrators from the American Arbitration Association. Cisel, first, and then Ameren will alternately strike names from the list until only one name remains; the remaining person shall be the arbitrator. Arbitration of Arbitrable Claims shall be in accordance with the Employment Arbitration Rules of the American Arbitration Association. Arbitration proceedings shall be held in such location as mutually agreed upon by the Parties. The arbitrator shall determine the prevailing party in the arbitration. The arbitrator shall be permitted to award only those remedies otherwise available in law or equity which are requested by the Parties, are appropriate for the claims, and are supported by credible, relevant evidence. Cisel and Ameren agree that this arbitration shall be the exclusive means of resolving any Arbitrable Claim and that no other action will be brought by the Parties in any court or other forum. Notwithstanding the above, any Party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. The Federal Arbitration Act shall govern the interpretation and enforcement of this Section 21.

22. Severability. If any provision of this Agreement as applied to either party or to any circumstances shall be adjudged by a court of competent jurisdiction or arbitrator to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. If any court or arbitrator construes any of the provisions of Section 3(a)-(e) above, or any part thereof, to be unreasonable or unenforceable because of the duration of such provision or the geographic or other scope thereof, such court or arbitrator may reduce the duration or restrict the geographic or other scope of such provision to the maximum extent permitted by applicable law and enforce such provision as so reduced or restricted. In its revised or modified form, such provision shall then be enforceable. Cisel and Ameren intend to and hereby confer jurisdiction to enforce the covenants contained in Section 3(a)-(e) upon the courts of any state within the geographical scope of such covenants. In the event that the courts of any one or more of such states will hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect Ameren’s right to the relief provided above in the courts of any other states within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

23. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective three business days after mailing in accordance with this Section 23.

(i)	If to Ameren, to:

Ameren Corporation

1901 Chouteau

St. Louis, MO 63166

Attn: Senior Vice President, General Counsel and Secretary

(ii)	If to Cisel, to the last address of Cisel that he provided to Ameren.

24. Governing Law. This Agreement shall be interpreted and governed in accordance with the laws of the State of Missouri to the extent not preempted by the Employee Retirement Income Security Act of 1974.

25. Cisel Acknowledgment. Cisel agrees that he is signing this Agreement knowingly, voluntarily, and with a complete understanding of its significance, that he has not been coerced, threatened or intimidated into signing this Agreement, that he has not been promised anything else in exchange for signing this Agreement, and that he has had reasonable and sufficient time to consider this Agreement. Cisel acknowledges that he has had reasonable time to consult with counsel and review this Agreement, which has been mutually reviewed and prepared by counsel for Cisel and counsel for Ameren.

26. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

27. Contra Proferentem. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of same, and any rule of construction that a document shall be construed against the drafting party, including without limitation the doctrine commonly known as contra proferentem, shall not be applicable to this Agreement.

28. Effective Date. This Agreement shall be effective on the eighth day following the date Cisel signs this Agreement if Cisel does not revoke it before then. This entire Agreement shall be void and of no force and effect if Cisel timely revokes this Agreement.

*     *     *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Scott A. Cisel	Ameren Illinois Company

/s/ Scott A. Cisel	/s/ Gregory L. Nelson
Gregory L. Nelson, Senior Vice President
General Counsel & Secretary

Dated: 08/27/2012	Dated: 08/29/2012